UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2017

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3800 North Central Avenue, Suite 820, Phoenix, Arizona	85012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01	Other Events

On November 20, 2017, our Board of Directors approved a reverse stock split of our issued and authorized shares of common and preferred stock on the basis of 200 old shares for one (1) new share. We first announced the reverse stock split in our Current Report on Form 8-K filed November 22, 2017. On December 19, 2017 FINRA announced the reverse stock split on its Daily List, and the action took effect at the open of business on December 20, 2017. Also effective December 20, 2017 our trading symbol will be LEXGD. After 20 business days, the symbol will change back to LEXG. Our new CUSIP is 53680P407.

As a result of the reverse stock split our issued and outstanding share capital shall decreased from 4,433,023,053 shares of common stock and 70,000,000 shares of Class C Preferred Stock to 22,165,142 shares of common stock and 350,000 shares of Class C Preferred Stock, all with a par value of $0.001 (which remains unchanged). Our authorized capital proportionately decreased from 10,000,000,000 shares of common stock and 100,000,000 shares of preferred stock to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by 200, will have the number of post-reverse split shares of the Company’s common stock to which they are entitled rounded up to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares. Registered shareholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the post reverse stock split amount. Registered shareholders holding physical common share certificates will receive a letter of transmittal from the Company’s transfer agent, VStock Transfer, with specific instructions regarding the exchange of their certificates. The above description of the reverse stock split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Change regarding the reverse stock split, a copy of which is attached hereto as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits

3.1	Certificate of Change

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alex Walsh
Alex Walsh
President and Director

Date: December 20, 2017